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                                                                   EXHIBIT 16.1




June 16, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read the statements with respect to the Change of Accountants made by Energy Corporation of America, which we understand was filed with the Commission in connection with the Company's filing on Form S-4. In addition to the events reported in such Form S-4, with which we agree, additional events that should have been reported by the Company follow:

There were no disagreements between the Company and Coopers & Lybrand L.L.P. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. Coopers & Lybrand L.L.P. decided that it would not rely upon the representations of certain individual members of management who had made representations in connection with previously issued financial statements. We relied on the representations of other members of management in connection with our audits of these financial statements.

Very truly yours,


Coopers & Lybrand L.L.P.